Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Ultra High Point Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Expected Offering Price Per Ordinary Share (1)	Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares (2)	Rule 457(o)	2,500,000	$5.00	$12,500,000	0.00013810	$1,726.25	-	-	-	-
Fees to Be Paid	Equity	Ordinary Shares (2)	Rule 457(o)	1,250,000	$5.00	$6,250,000	0.00013810	$863.13	-	-	-	-
Fees to Be Paid	Equity	Ordinary Shares (3)	Rule 457(o)	5,084,000	$5.00	$25,420,000	0.00013810	$3,510.50
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$44,170,000		$6,099.88
	Total Fees Previously Paid							8,678.47
	Total Fee Offsets							-
	Net Fee Due							$0

(1)	The registration fee for securities is based on an estimate of the offering price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling shareholders of the Registrant of up to 5,084,000 ordinary shares previously issued to the selling stockholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended.